Exhibit (p)(ii)

December 2020

Applicable Rules and Regulations: Investment Advisers Act of 1940 ● Section 206 ● Rule 204A-1 Securities Exchange Act of 1934 ● Section 21F

Code of Ethics

Background

A registered investment adviser has a fiduciary relationship with its clients and thus owes them the duty of loyalty, good faith and fair dealing. The following Code of Ethics has been developed to assist in meeting those duties.

The RIAs intend for Supervised Persons to subscribe to the highest standards of ethical and professional conduct. The highest duty of care with respect to our advisory services and loyalty to all clients are to be observed. What is in the best interest of our Clients is paramount, and any issue that arises must be resolved in a manner that is in their best interests.

In addition to the more detailed and specific regulatory requirements outlined in this Manual, general anti-fraud provisions apply to our activities. As the phrase implies, the anti-fraud provisions within the law are general in nature and prohibit (1) employing any device or scheme to defraud a Client, (2) making any untrue or misleading statement to a Client or omitting to state a material fact, (3) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client, or (4) engaging in any manipulative act or practice with respect to a Client As a general matter, if an activity seems untold, extraordinary, or unusual, the Supervised Person should consult with the Compliance team.

The objective of the Code of Ethics is to (1) educate Supervised Persons as to the laws governing their conduct; (2) reinforce to them that they are in a position of trust and must act with complete propriety; (3) protect the RIAs’ reputation; (4) mitigate securities law violations; and (5) to protect Clients by deterring Supervised Persons misconduct.

This Code of Ethics applies to Supervised Persons and is expected to be abided by both in word and in spirit. Failure to comply with this Code in whole or in part is a serious matter that may result in disciplinary action, up to and including termination of employment. If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact the RIA’s Chief Compliance Officer or any member of the Compliance team.

  Fiduciary Duty to Clients

Background

An investment adviser’s fiduciary obligations are not contained within the Advisers Act but come from views expressed by the Supreme Court in SEC v. Capital Gains Research. Those views are:

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Duty to Disclose — Advisers have an obligation to disclose all material facts about the advisory relationship. The word “material” in this context usually means that there is a substantial likelihood that a reasonable Client would attach importance to it.

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Duty to Put Clients’ Interests First — Advisers are to act only in the best interests of Clients. When there is a conflict between what would be best for the adviser versus what would be best for its Client, the adviser is always to act in accordance with the Client’s best interest.

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Duty to be Fair — Advisers are to treat each Client fairly; not benefit one Client to disadvantage another. Advisers that manage multiple accounts with substantially similar investment objectives and restrictions have a fiduciary obligation to treat each account fairly and not favor certain accounts over others by making different investment recommendations or decisions for different accounts.

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Duty of Care — Advisers are to make suitable recommendations to their Clients. This includes making a reasonable attempt to obtain such things as a Client’s personal and financial situation, investment objective, and risk tolerance, before providing investment advice.

Policy

It is the RIAs’ policy that Supervised Person conduct themselves and perform their assigned duties in a manner consistent with the following fiduciary duties.

●	Duty to Disclose
◾

It is each RIA’s policy to make available to Clients its Form ADV Parts 2 and 3, which are documents that provides information on the RIA’s services, its investment process/methodology, and conflicts of interest.

◾

Disclosing material facts and conflicts of interest and providing sufficient information for a Client to make a fully informed decision about hiring or retaining the adviser to perform advisory services.

●	Duty to Put Clients’ Interests First
◾	It is each RIA’s policy that the interests of the firm or the Supervised Person do not come before the best interests of the Clients.

●	Duty to be Fair
◾	It is each RIA’s policy to treat each similar situation Client and prospective Client fairly and equitably.

●	Duty of Care
◾	It is each RIA’s policy to perform its duties in a prudent manner and consistent with the following:
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Making suitable recommendations based on the Clients’ particular facts and circumstances (e.g., personal information and financial situation), financial circumstances and investment objectives; or, if a Client declines to provide such information, determining if prudent assumptions can be made for the information not disclosed and providing prudent recommendations based on those assumptions about the Client.

●	Having an adequate basis and support for any and all recommendations, representations, and forecasts.
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Complying with applicable securities laws, including, but not limited to, the Advisers Act, Gramm-Leach-Bliley (“GLB”) Act, Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and the Securities Exchange Act of 1934 (“Exchange Act”).

A breach of any of the above items may expose each RIA and Supervised Person to federal or state disciplinary actions, or potential criminal and civil liability.

Responsibility

Supervised Persons are responsible for performing their duties in a manner consistent with the RIAs’ fiduciary duties, and avoids any activities prohibited under the anti-fraud provisions described above. If questions arise, Supervised Persons should contact the Chief Compliance Officer or her/his Compliance team.

  Professional Responsibilities

Background

Supervised Persons are to have qualifications commensurate with the duties they perform, such as the appropriate level of experience and education, and to conduct themselves in an ethical manner, such as honesty, integrity, and prudent judgment.

Policy

It is each RIA’s policy for its Supervised Persons to have the appropriate skills and experience that are commensurate to their assigned duties. It is each RIA’s policy that Supervised Persons exhibit high moral standards, professionalism, and ethical conduct.

Responsibility

Senior Management is responsible for ensuring Supervised Persons have the appropriate skills and experience to fulfill their assigned duties.

All Supervised Persons are responsible for performing their duties in a manner that exhibits high moral standard and ethical conduct and avoids any prohibited activities. If questions arise, Supervised Person should contact the Compliance team for guidance and clarification.

To that end, Supervised Persons are prohibited from:

●	Guaranteeing investment performance.
●	Falsely stating or misrepresenting his or her credentials (e.g., professional designation or education).
●	Selling products or services in a manipulative, deceptive or fraudulent manner.
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Stating or implying that the SEC, the Department of Labor (“DOL”), the Financial Industry Regulatory Authority (“FINRA”), or any other federal or state regulatory body endorses or approves the products or services offered by the RIA.

●	Rendering legal or tax advice to Clients.
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Communicating confidential, non-public information about the RIA or its Clients to persons outside of the RIA, provided, however, that RIA Employees may communicate such confidential or non-public information to Outsourced Persons on an ‘as needed basis’ for them to perform services on behalf of the RIA.

●	Communicating confidential, non-public information about Morningstar, Inc. or its affiliates to anyone outside of Morningstar.
●	Communicating information to Clients that is based solely on rumor or speculation.
●	Buying or selling a publicly traded security while in possession of inside information or tipping such inside information to others.

●	Signing a Client’s name to any document, even if the Client gives permission to do so.
●	Instructing the Client to pay them (the Supervised Person) directly for services rendered by the RIA.
●	Accepting cash, checks or other forms of payment made payable to the Supervised Person from a Client.
●	Lending money to a Client.
●	Borrowing money or securities from a Client.
●	Settling a Client complaint without following the process described in the Customer Complaints section of this manual.
●	Stating or implying that the RIA’s products or services are offered by Morningstar, Inc., or stating or implying that a RIA Employee is employed by Morningstar, Inc.
●	Becoming an employee of or serving as a director of an unaffiliated company without the approval of the compliance team and Morningstar, Inc.’s general counsel (if applicable).
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Acquiring or deriving personal gain or profit from any business or investment opportunity that comes to his or her attention as a result of the Supervised Persons’ duties within or in support of the RIA or his or her association with Client.

  Public Speaking Engagements

Background

A public speaking engagement includes participation in a seminar, conference, webinar, video and any other public forum (Including an interactive electronic forum) related to the Supervised Person’s assigned duties.

Policy

While public speaking engagements are acceptable, it is each RIA’s policy that:

●	Supervised Persons adhere to the guidelines set forth in the Professional Responsibilities section above.
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Public statements should be given by senior investment professionals, sales professionals, researchers, economists, or members of Senior Management. If other persons are invited to give public statements, they should obtain prior approval from their manager and the Compliance team before proceeding.

Responsibility

In addition to adhering to the guidelines set forth in the Professional Responsibilities section above, Supervised Persons are responsible for ensuring:

●	Prepared questions, scripts, or talking points to be used during the public appearance have been reviewed and approved by the Compliance team in advance when possible.
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The Compliance team is provided final versions of any recorded engagements or transcripts, prior to or at its release to attendees of the event or the public in general. Final versions of any recorded engagements, or transcripts should be reviewed by the Compliance team prior to release when possible.

●	For videos that are produced in Morningstar’s in-house studio, a member of the compliance team is given the opportunity to be present during the recording.

●	Presentations, handouts, or other materials provided to outside parties in relation to such public statements have been submitted to the Compliance team for review prior to dissemination.

Supervised Persons are not to accept individual compensation for participating in a speaking engagement where the Supervised Person’s participant is sought out because of his or her association with Morningstar.

  Clients’ Non-Public Information

Background

Given its relationship with clients (as well as possible contractual provisions), a registered investment adviser is to ensure client’s confidential, non-public information is not provided or made accessible to unauthorized persons.

An individual’s sensitive information includes such things as their personally identifiable information or financial situation, the portfolio they are invested in, the transaction history of their account, and forthcoming rebalancing or reallocation decisions.

An institutional Client’s sensitive information includes such things as financial information, underlying portfolio holdings, and intellectual property. All Clients’ non-public confidential information is hereafter referred to as “sensitive information.”

Policy

It is each RIA’s policy to protect Clients’ confidential, non-public information from being given or made accessible to persons who do not need to know or need access to such information to perform their assigned duties. In addition, the RIAs will take all reasonable measures to preserve confidentiality of such information.

Responsibility

If a Supervised Person has or has the ability to access a Client’s confidential, non-public information, that Supervised Person is responsible for maintaining its confidentiality including not sharing or providing access to any person who does not need to have such information to perform their assigned duties.

In addition, to mitigate confidential information from being made available to persons who do not need to know such information to perform their assigned tasks, a Supervised Person is responsible for:

●	Taking precautions when providing confidential information through email, fax, or over the phone, which includes using the “PII Secure Tag” in Outlook for emails containing sensitive information.
●	Not discussing confidential information in public places, such as elevators, hallways, or at social gatherings.
●	Avoiding use of speaker phones in areas where unauthorized persons may overhear conversations.
●	Avoiding exposing documents containing confidential information to areas where they may be read by unauthorized persons (e.g., copy machine).

●	Storing documents containing confidential information in a secure location when they are not in use.
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Discarding documents that contain confidential information (provided they do not need to be retained under the rules for retention of books and records), ensure that they are discarded and destroyed in a secure manner.

●	Locking all electronic devices (computers, phones, tablets, etc.) which may contain confidential information when such devices are not in use and use password protection to unlock such devices.
●	Using strong passwords that cannot be easily guessed.
●	Refraining from giving passwords to others or saving passwords in a place that can be accessed by others.
●	Refraining from using unsecured wireless networks when accessing or using confidential information.

To accomplish this policy, each RIA is to:

●	Limit the number of Supervised Persons with access to confidential information.
●	Place servers with confidential information in a secure location and in a controlled environment.
●	Limit the number of Supervised Persons that have access to the secure location where servers are maintained.
●	Lock access to a system with confidential information if the user fails to enter the correct password within a certain number of tries.
●	Require the use of encryption and/or password protection (as available) on electronic devices used to access confidential information.
●	Adhere to the Information Security Policies and Standards implemented by the Morningstar, Inc. Information Security Department.
●	Adhere to procedures outlined under the Cybersecurity section of this Manual.

Although maintaining the confidentiality of confidential information is of utmost importance, it does not preclude a Supervised Person from their duty to report any suspected illegal activities by Clients or an intermediary (e.g., a Client’s investment adviser representative) to the Compliance team.

  Gifts and Entertainment

Background

A conflict of interest occurs when the personal interests of a person interferes or could potentially interfere with their responsibilities to the firm and its clients.

The overriding principle is that persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their analysis, opinions, or decision-making or make them feel beholden to a person or firm.

Similarly, persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

There are special rules that govern gifts to elected officials, union officials, and labor unions. For example, the Department of Labor requires an “employer”, which includes investment advisers, to file a report each time a gift or business entertainment of the sort described herein is given to a union official or labor organization.

There are also special rules that govern gifts to foreign officials. For example, the Foreign Corrupt Practices Act states that gifts should be given openly and transparently, properly recorded in the giver’s books and records, provided only to show gratitude or esteem, and must be permitted under local law. Such gifts should be of nominal value and reasonable in nature.

Definitions

For purposes of this Manual, a gift includes:

●	Entertainment;
●	Travel/lodging;
●	Gift baskets or perishable items; and
●	Logo-stamped promotional items valued at more than $30 in total,

Entertainment includes, but is not limited to, meals or snacks and tickets to sporting and theater events which are extraordinary, excessive, or at which representatives of both the RIA and Client are not in attendance.

For purposes of this Manual, gifts do not include:

●	Personal gifts, such as a wedding gift, retirement gift, or congratulatory gift for the birth of a child provided that the gift is not in relation to the business of the employer of the recipient.
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In determining whether the gift is “in relation to the business of the employer of the recipient,” the Compliance team will consider several factors, including the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the Supervised Person personally paid for the gift. If the RIA bears the cost of a gift, either directly or by reimbursing the Supervised Person, the gift will be counted towards the $100 gift limit.

●	A gift sent to the RIA in general or to a specific department where it is shared (e.g., a fruit basket received during the holidays which is left in the tea-point).
●	Any meal or other business entertainment that is not frequent or so excessive as to raise any question of impropriety.
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For example, a Supervised Person may accept an occasional dinner invitation if the person who extended the invitation attends the dinner and the purpose of the meeting is to discuss legitimate business or establish a business relationship.

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Any food or beverage item(s) provided for a virtual business event (e.g., client appreciation event held over Zoom) provided to attendees where a representative of the RIA is present, visible onscreen, and available for interaction with attendees throughout the event. (For the avoidance of doubt, a gift certificate for a food or beverage item is considered a gift.) Such items must be intended to be consumed during the event by attendees, cannot be preconditioned on meeting a sales goal, cannot be used for an item that is actually a gift (i.e., a food or beverage item to take home), and the cost and frequency of providing such items must be reasonable so as not to raise any question of propriety.

●	Sponsorship of a marketing event in which representatives of both the RIA and the Client are present.

Policy

It is each RIA’s policy to limit gifts given or received to/from Clients to amounts that are so minimal in value that one’s independence or objectivity would not be called into question.

Gifts

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No Supervised Persons may give a gift(s) or cause a gift(s) to be given that in total is more than $100 per person per calendar year from any person or entity that relates to the RIA’s business (e.g., Client, prospect, vendor).

◾	For example, the RIAs, directly or through Supervised Persons, cannot give two separate gifts to any person or entity related to the RIA’s business valued at $99 within a calendar year.
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No Supervised Persons may accept gift(s) that in total amount to more than $100 per calendar year per person from any person or entity that relates to the RIA’s business (e.g., gifts received from a Client, prospect, vendor).

◾	For example, a Supervised Person cannot accept two separate gifts from a person or entity related to the RIA’s business valued at $99 within a calendar year.
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If, unbeknownst to the Supervised Person, a gift is sent to them and the value of that gift is $100 or more, the Supervised Person, along with their direct manager, must decide to either make the gift available to other Supervised Persons or to donate the gift to a charity.

●	No Supervised Person may accept a meal where the person/firm paying for the meal is not present/represented, either in-person or virtually for the duration of the meal.
●	No Supervised Person may accept entertainment where the person/firm paying for the entertainment is not present/represented, either in-person or virtually for the duration of the entertainment.
●	For sponsorship of a marketing event by a RIA in which a Supervised Person and/or the Client is NOT present, the sponsorship value will be counted toward the $100 gift limit.
◾

The Supervised Person is not allowed to send cash or check directly to the event’s sponsor; the event sponsor should send an invoice to the RIA for proper processing through Morningstar’s accounting department.

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All RIA sponsored drawings, raffles, giveaways, door prizes, etc. must be pre-approved by the Compliance Department, and all prizes given are subject to the $100 gift limit and must be reported. Cash or cash gift cards may not be used as a prize.

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No Supervised Person may give or offer to give any gift of more than $100 to Clients, prospective Clients, or any entity that relates to the RIA’s business (and includes representatives of such Clients, prospects, and other entities.)

●	No gift may be given or accepted if it is tied to any sales goal or revenue generated.
●	In determining the value of a gift, the higher of the cost or market value is to be used and is exclusive of sales tax, shipping, and delivery fees.
●	For a gift sent to multiple recipients, the value of the gift is to be pro-rated.
●	For example, if a gift basket valued at $250 is sent to a Client’s marketing department that consists of five employees, each person will be reflected as receiving a $50 gift.
●	No Supervised Person may provide or accept extravagant or excessive entertainment to or from a Client, Prospective Client, or any person or entity that does or seeks to do business with the RIAs.

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Supervised Persons may not accept any gift—even if it is under $100—if it is intended or could be reasonably judged as causing the Supervised Person or RIA to act in a manner that is inconsistent with its fiduciary duty or make the Supervised Person or RIA feel beholden to the giver or its firm.

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Cash gifts (including cash gift cards such as American Express, MasterCard, or Visa gift cards) are strictly prohibited in any amount. In order for a gift card to not be considered cash, it must be redeemable for goods or services at a specific retailer.

●	No Supervised Person may use his/her position to obtain or seek a gift for themselves or for the RIA.
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Because of the intricacies involved, no Supervised Person may give a gift to an elected official (including foreign officials), retirement plan or retirement plan sponsor, union official, or a labor union without prior approval from the Chief Compliance Officer.

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Supervised Persons may not accept gifts directly from fund companies or exchange-traded fund sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms unless they are the occasional perishable food items (e.g., popcorn) or promotional items estimated, in total, to be under $30. Likewise, Supervised Persons may not accept offers from fund companies or ETF sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms, to pay travel, hotel, and other costs associated with a seminar or conference attended by the Supervised Persons.

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For avoidance of doubt, the prohibitions contained in this paragraph pertain to those fund companies or exchange-traded fund sponsors who are not Clients of the RIAs. For fund companies and exchange-traded fund sponsors who are Clients of the RIAs, the policies for Clients apply.

Exceptions to the Gift Policy

●	A RIA may offer a client a registration fee waiver to a Morningstar-related conference in the following instances:
o	The RIA must maintain a documented process for determining which clients are offered registration waivers (i.e., all “Tier 1” clients, as defined by SalesForce sales procedures, are offered a waiver.)
o

Clients are only offered one type of registration waiver (i.e., if a free registration, 50% off waiver, or $100 off waiver is available, the RIA must determine one of those types for all clients who are offered a pass.)

o	Compliance must approve the client determination process, list of clients being offered the waiver, and the waiver type prior to a waiver being offered to a client.
o	Clients who are offered a registration waiver whose market value is higher than $100 may not receive any other gift during the year in which the conference took place.

Responsibility

It is the responsibility of the Supervised Person to report gifts they have received or entertainment they are the recipient of via the compliance reporting system using the system’s Gift or Entertainment reporting form. At a minimum, this report should include the name and employer name of the gift-giver, a description of the gift received, the higher of cost or market value, and the date the gift was received.

Supervised Persons must report any entertainment received from a Client or prospective Client, even if it is exempt from the gift limit. This report must be made via the compliance software reporting system using the system’s Entertainment reporting form.

It is the responsibility of the Supervised Person to report gifts they have given to Clients or potential Clients via Concur, the software used by Morningstar’s corporate accounting team. This documentation, at a minimum should include the recipient name and firm, a description of the gift given, the higher of cost or market value, and the date the gift was given.

Gifts received in which the recipient is a group (e.g., client services group), the manager of that group is responsible for pro-rating the value of the gift across all members of the group and reporting the gift via the compliance reporting system.

It is the responsibility of the Supervised Person not to use his/her position to obtain or seek to obtain a gift for either themselves or the RIA.

It is the responsibility of the Supervised Person to consult with his/her direct manager and/or the Compliance team if there is any doubt as to whether a gift is appropriate to receive or give.

It is the responsibility of the Supervised Person to obtain approval from the Chief Compliance Officer before giving a gift to an elected official (including foreign officials), retirement plan or plan sponsor, union official, or a labor union.

It is the Supervised Person’s responsibility to report all sponsorship of marketing events by the RIA to the Compliance team. This report may be made through Concur or the compliance reporting system.

  Conflicts of Interest

Background

As a fiduciary, a RIA has an affirmative duty to act in the best interests of its clients. Compliance with this duty can be supported by avoiding conflicts of interests and, if they can’t be avoided, fully disclosing to clients all material facts concerning any conflict that may arise.

In general, conflicts of interests are those situations when the interests of the Supervised Person or the RIA differ from the interests of the client. An activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to a client(s).

If through an advisory program, clients’ assets are invested in an investment company (e.g., open-end mutual fund), the adviser has a fiduciary duty to inform that by doing so the client is subject to two layers of fees; one for an investment adviser managing the client’s advisory program account and the other because of investing in an underlying investment company (i.e., investment company’s expense ratio).

If an adviser recommends an investment in an investment company that is managed by the adviser or an affiliate, the adviser, must also inform the client that the adviser or its affiliate will receive both layers of fees.

Please note that an adviser’s recommendation of a proprietary fund is prohibited for ERISA accounts unless the adviser follows applicable prohibited transaction exemptions.

Conflicts of interest may also arise where the RIA or a Supervised Person have reason to favor the interests of one client over another (e.g., clients in which a Supervised Person has a material personal investment in, persons employed by a client where a Supervised Person is close friends with or they are relatives.)

Policy

It is each RIA’s policy that Supervised Persons may not:

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Favor the interests of one Client or one group of Clients over others (e.g., larger accounts over smaller accounts, accounts of Supervised Persons or their immediate family over other accounts, and accounts that produce higher compensation for the adviser over others).

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Use the knowledge of an upcoming trade or change in the RIAs’ products, services, or Clients to profit personally, directly or indirectly, because of such knowledge, including by purchasing or selling securities.

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Recommend a security without disclosing to an appropriate designated person (e.g. Senior Management) and Client that they have a material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates.

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Negotiate or make decisions regarding the RIAs’ use of a vendor or supplier without disclosing to an appropriate designed person (e.g. Senior Management) that they have a material beneficial ownership, business or personal relationship, or other material interest in such vendor or supplier.

It is each RIA’s policy to disclose its conflicts of interests, both personal and business-related, in the RIA’s Form ADV Parts 2 and 3. Each RIA will disclose in its Form ADV Part 2 that Clients investing in investment companies will pay two layers of fees—one layer pertaining to the investment company’s fees and expenses and the other layer pertaining to the RIA’s advisory fees. Such disclosures may also be summarized in the Form ADV Part 3 or the Form ADV Part 3 will refer the Client to the Form ADV Part 2 for further information about conflicts of interest. Other means of such disclosure may include marketing materials or verbal communications with Clients or prospective Clients.

Each Supervised Person must promptly report to the Compliance team any situation or transaction that is believed to be an actual or potential conflict of interest.

Responsibility

All Supervised Persons are responsible for performing their duties consistent with the policy described above.

All Supervised Persons are responsible for notifying the Compliance team of any real or perceived, or potential, conflict of interest.

The Compliance Department is responsible for ensuring conflicts of interest are disclosed in each RIA’s Form ADV Parts 2 and 3.

  Personal Security Transactions and Holdings

Background

The personal security records required under Rule 204A-1 are intended as a means of bringing inappropriate trading practices to light. It requires, among other things, an access person to report to the Compliance team a list of reportable securities in which he or she has a beneficial ownership and transactions made in reportable securities. This section of the Code of Ethics applies to access persons and his/her immediate family. (Italicized terms are defined below.)

Definitions

The definitions noted below are specific to this section (Personal Security Transactions and Holdings) of the Manual.

●	Access person is defined as:
●	An officer of the RIA;
●	A person who makes or participates in making investment recommendations to Clients;
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A person who has the ability to access nonpublic information regarding a Client’s security holdings, such as, what recommendations were given or will be given to them and what securities they currently hold or will be holding;

●	Any other Supervised Person, at the discretion of the Compliance team; or
●	At the discretion of the Compliance team, consultants, independent contractors, or interns used by the RIA whose duties may expose them to the above information.
●

Reportable securities include, but are not limited to, the following types of securities, regardless of the type of account in which they are held (e.g., IRA or 401(k)), and regardless of whether the account is a discretionary or non-discretionary account:

●	Stocks
●	Municipal or corporate bonds
●	Derivatives (e.g., options, futures)
●	Closed-ends funds
●	Exchanged Traded Products (e.g., ETFs, ETNs)
●	Hedge funds
●	REITs
●	Morningstar restricted stock units (net units) at the time the units vest
●	Exercised stock options
●	Private placements
●	Open-end mutual funds for which the RIA acts as an investment adviser or sub-adviser (A current list of these funds is included in the Document Library of the compliance reporting system.)
●	Collective investment trusts in which the RIA is an investment adviser or sub-adviser to (A current list of these funds is included in the Document Library of the compliance reporting system.)
●	Reportable securities do not include:
●	Direct obligations of the U.S. government (e.g., U.S. Treasury Bonds)
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Cash and money market instruments such as bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (i.e., an instrument having a maturity of less than 366 days and rated in one of the highest two rating categories by a NRSRO)

●	Shares in open-end mutual funds, including money market funds (except for those in which the RIA is an investment adviser or sub-adviser)
●

Units in a unit investment trust (except for those in which the RIA is an investment adviser or sub-adviser) which includes separate accounts supporting an insurance company’s variable insurance contracts, like for example a variable annuity

●	Units in a collective investment trust (except for those in which the RIA is an investment adviser or sub-adviser)
●	Unvested restricted stock units of Morningstar, Inc. stock
●	Unexercised stock options of Morningstar, Inc. stock
●	529 Plan securities
●	Beneficial ownership is where an access person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction.
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Generally, this includes reportable securities owned by immediate family members residing in your home (e.g., a reportable security held in an account that is under your spouse or partner’s name), investment club accounts, or other accounts where you have the ability to influence trading decisions.

●

Transactions include the purchase, sale, donation, or other related activities involving shares of a security or investment product. Certain purchases or sales listed below that are not directed by the access person at the time of execution are exempt from the definition of a transaction:

●	Dividends or capital gains reinvestments made as part of an automatic reinvestment plan.
●	Regular periodic purchases or withdrawals made automatically in accordance with a previously established predetermined schedule and allocation (an “automatic investment plan”).

●

An access person’s immediate family consists of his/her spouse or live-in partner, each member of the access person’s household, and any other person or entity whose investment activity could reasonably be attributed to the access person.

Policy

It is the policy of the RIAs that all Supervised Persons are considered access persons.

It is the policy of the RIAs for access persons to report to the Compliance team holdings and transactions in reportable securities.

It is the policy of the RIAs that access persons obtain written approval from the Chief Compliance Officer, or their designee, prior to participating in an initial public offering (“IPO”) or investing in a private placement (which includes hedge funds.)

●	Electronic requests to the Chief Compliance Officer or their designee for IPO or private placement transactions are to be made through the compliance reporting system.

It is the policy of the RIAs that access persons are prohibited from executing a transaction in a company’s securities when it is listed on the Restricted Stock for All Equity Analysts and MIM US list (“Restricted List”). The Restricted List is continuously updated in real time and is available on the Pond on the Toolkit tab, under the Legal/Compliance section, by clicking the link for “Restricted Stock for All Equity Analysts and MIM US”. Employees must be logged into Morningstar’s VPN to access the list.

It is the policy of the RIAs that access persons with advanced knowledge of an upcoming or likely transaction directed by the RIAs in an equity or ETF security are prohibited from directing or influencing any transaction in that company’s securities (including options) in any beneficially owned accounts from the time the access person is made aware of the transaction until a reasonable period of time (e.g., 48 hours) has passed after the RIA has placed the trade for all its Clients.

Responsibility

Access Persons (i.e., all Supervised Persons) are responsible for complying with the following reporting requirements:

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Initial Report—Within ten calendar days of becoming an access person, provide an inventory of all reportable securities that the access person has a beneficial ownership in. The inventory of reportable securities must be current within 45 days of becoming an access person.

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Quarterly Report —Within 30 calendar days after a calendar quarter end, or such earlier date as may be specified by the Compliance team, each access person is responsible for ensuring all transactions in reportable securities made during the prior calendar quarter are reflected in the compliance reporting system.

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For the avoidance of doubt, purchases and sales made in connection with the initiation, modification, or termination an automatic investment plan are required to be reported on the Quarterly Report. Only predetermined periodic purchases and sales made as part of an established automatic investment plan are excluded from the definition of a transaction.

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Annual Report—Within 30 calendar days after the calendar year-end, or such earlier date as may be specified by the Compliance team, each access person is responsible for ensuring holdings reflected within the compliance reporting system is an accurate and complete listing of all reportable securities in which he or she has a beneficial ownership as of the calendar year-end.

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For the avoidance of doubt, access persons are required to update their holdings in all reportable securities, including those holdings that are part of an automatic dividend or capital gain reinvestment plan or an automatic investment plan.

The Compliance Department has the right to request from a Supervised Person duplicate trade confirmations or account statements for a given period.

It is the responsibility of access persons to obtain written approval from the Chief Compliance Officer or their designee prior to participating in an IPO or investing in a private placement (which includes hedge funds).

●	Such pre-approval can be sought by completing the “Trading” form in the compliance reporting system. This form requires certain information including, but not limited to:
●	Name of the issuer/security.
●	Amount intended to be invested.
●	Brief explanation of how you came about this opportunity.

It is the responsibility of access persons and their immediate family members to not execute transactions in any security contained on the Restricted Stocks for Analysts.

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In this context, “transact in any security” includes equity or debt securities and applies to each security that derives its value from a security issued by the company, such as puts, calls, or other derivatives (without regard to the issuer of the put, call, or other derivative.)

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Access persons are responsible for checking the Restricted Stocks for Analysts prior to making a transaction and are also responsible for checking the Restricted Stocks for Analysts on behalf of their immediate family members.

o

For the avoidance of doubt, access persons and their immediate family members are not responsible for trades made in securities contained on the Restricted Stocks for Analysts if they have no control or influence over those trades (e.g., for trades made by an investment adviser with discretionary authority over the account). The compliance team may require an access person to certify they had no control or influence over such trades.

Violations

Violations of this section are handled by the Compliance team and appropriate Senior Management (if applicable) on a case-by-case basis. The type, severity, and frequency of violations are all considered when determining a proper course of action. Those determined to be “material” include intentional, serious, and/or repeated violations where the access person knew or should have known his or her activity was in breach of the RIA’s Code of Ethics.

In general,

●	The first material violation will include a written notification to the Supervised Person along with a requirement that they re-read the Code of Ethics.

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A second material violation will include written notification to the Supervised Person of the violation, a requirement to re-read the Code of Ethics, and any additional requirements or conditions deemed appropriate on the Supervised Persons personal trading.

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Any subsequent material violations will be handled in accordance with the severity of the violations as determined by Senior Management or the Compliance team and may include preclearance of any personal trade by the Supervised Person including their immediate family going forward, disgorgement of any profits, recording of the violations in the Supervised Persons employment records (e.g., performance evaluations) and/or outright prohibition of personal investing by the Supervised Person.

  Insider Trading

Background

Investment advisers may have access to material information that has not been publicly disseminated. To combat misuse of this information by advisers, their employees, or affiliates, through insider trading or otherwise, Congress added Section 204A to the Advisers Act, requiring an investment adviser to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading.

The term “insider trading” is generally considered to include both the use of material, nonpublic information to trade securities and the communication of material, nonpublic information to others.

Also,

●	information is material if there is a substantial likelihood a reasonable investor would consider the information important in making an investment decision.
●	Positive or negative information may be material.
●	Material information is not limited to historical facts, it may also include future events, projections, or forecasts.
●	Information is nonpublic if it has not been disseminated in a manner making it available to investors generally and investors have had an opportunity to absorb the information.
●

As a rule, information is not considered public until it is considered absorbed and evaluated by the investment market after completion of the second trading day after the information is released to the public.

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The SEC’s historical position is that the term material nonpublic information relates not only to issues but also to the adviser’s investment recommendations and client securities holdings and transactions.

“Awareness” Standard

An employee will be liable for securities bought or sold while being “aware” of inside information, except if the employee (1) can demonstrate that before becoming aware of the inside information, he or she entered into a binding contract to trade that security, (2) provided instructions to a broker or a financial adviser to execute a trade before becoming aware of inside information, or (3) adopted, and had previously adhered to, a written plan specifying purchases or sales of a security prior to becoming aware of inside information

Policy

It is the policy of the RIAs to strictly prohibit Supervised Persons from trading securities while in possession of material, nonpublic information.

It is the policy of the RIAs to strictly prohibit Supervised Persons from communicating material, nonpublic information to others who are not Supervised Persons. Exceptions to this include communications with the Chief Compliance Officer, Compliance team, and/or Morningstar, Inc.’s Legal team.

Responsibility

It is the responsibility of Supervised Persons to not trade in a security of a company while in possession of material, nonpublic information about that company.

It is the responsibility of Supervised Persons to not communicate material, nonpublic information to persons who are not Supervised Persons, with the exception of the Chief Compliance Officer, the Compliance team, and/or Morningstar, Inc.’s Legal team.

It is the responsibility of Supervised Persons to immediately notify his/her manager and the Compliance team if they are in receipt of non-RIA material, non-public information.

  Outside Activities

Policy

It is the RIAs’ policy for its Supervised Persons not to engage in outside activities that present a real or perceived conflict of interest.

Responsibility

It is the responsibility of the Supervised Person to obtain written approval from the Compliance team before engaging in any outside activity that involves (1) a Client or (2) having discretion to invest and/or participate in investment decisions, or related investment matters whether compensated for the activity or not. Supervised Persons that are subject to other self-regulatory organization regulations (e.g., FINRA) should also refer to those policy manuals (e.g., Written Supervisory Procedures – Broker Operations for Morningstar Investment Services LLC) to determine if they must disclose additional outside activities.

For the avoidance of doubt,

●	Outside activity is any activity that is not part of a Supervised Person’s assigned duties or a Morningstar sponsored activity.

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Involvement in social, religious, educational, charitable, civic or fraternal organizations that do not involve the Supervised Person being involved in the organization’s investment matters does not require written approval from the Compliance team.

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Obtaining general counsel’s approval under the Morningstar, Inc. Code of Ethics for an outside activity does not take the place of obtaining compliance’s approval under this Compliance Manual’s policies and procedures, and vice versa.

Written approval from the Compliance team may be requested using the Outside Activity form of the compliance reporting system.

  Confidential Information

Policy

It is the policy of the RIAs for Supervised Persons not to disclose confidential information concerning the RIAs, Morningstar, Inc., or Morningstar, Inc.’s affiliates (“Morningstar Family of Companies”) to anyone outside of Morningstar, Inc. and its subsidiaries without the prior approval of the RIA’s Chief Compliance Officer or Compliance team.

Responsibility

Supervised Persons are responsible for protecting the confidential information of Morningstar’s Family of Companies.

●	Supervised Persons may disclose, after publication, information contained within Morningstar, Inc.’s 10-Q, 10-K, or 8-K.

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Any request for information that is not generally released in the normal course of business should be referred to the Chief Compliance Officer for determination as to whether such request will be fulfilled.

  Requests from or Visits by Regulatory Authorities

Policy

It is the RIAs’ policy that all contacts, inquiries, or requests—written or oral—for information or documents by governmental or self-regulatory authorities (e.g., SEC, DOL, FINRA, state regulatory agencies), are to be reported immediately to the Chief Compliance Officer.

●	In the case of telephone requests, the Supervised Person receiving the request should obtain the name, agency, address, and telephone number of the representative making such request.

Responsibility

All Supervised Persons are responsible for reporting any regulatory inquiries to the Chief Compliance Officer.

  Subpoenas or Other Legal Process

Policy

It is the RIAs’ policy that only officers of a RIA may accept a subpoena or other legal process related to the RIA.

●	If service is attempted upon a non-officer Supervised Person, he or she must immediately contact the Chief Compliance Officer.

Responsibility

All Supervised Persons are responsible for adhering to the policy described above.

  Reporting Violations

Background

Rule 204a-1 of the Advisers Act requires all Supervised Persons (e.g., employees of an investment adviser) to report promptly any violations of the firm’s Code of Ethics that occurred or are about to occur, violations should be reported either to the compliance department or to a third party designated by the firm.

In addition, the Dodd-Frank Act contains provisions with respect to whistleblowers who report fraudulent activities at financial services firms. Section 922 of the Dodd-Frank Act provides that the SEC will pay awards to eligible whistleblowers that voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. An “eligible whistleblower” is someone who possesses a reasonable belief that the information he or she is providing relates to a securities law violation that has occurred, is ongoing, or is about to occur, and who provides that information as required under Section 21F(h)(1)(A) of the Securities Exchange Act of 1934. The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Dodd-Frank Act.

Policy

It is the policy of the RIAs for Supervised Persons to alert the Chief Compliance Officer immediately of any actual or suspected violations of applicable securities laws, Code of Ethics, or any other suspected wrongdoings.

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The Compliance team will, to the extent reasonably possible, keep confidential (1) the identity of the reporting employee, (2) the information provided, and (3) any subsequent discussions or actions in response to the reporting employee’s notification. In the course of any investigation, however, the Compliance team may find it necessary to share information with others on a “need to know” basis.

It is the policy of the RIAs to prohibit any form of intimidation or retaliation against any Supervised Person that brings any actual or potential violations of applicable securities laws, Code of Ethics, or suspected wrongdoings to the attention of a Compliance team member or to the SEC directly under its whistleblowing program.

Responsibility

All Supervised Persons are responsible for alerting the Chief Compliance Officer immediately upon becoming aware that a RIA or any of its officers, employees, Outsourced Persons, or agents (e.g., solicitors) has committed or is about to commit a:

●	violation of any applicable securities laws;
●	breach in the RIA’s fiduciary duty arising under any federal or state laws;
●	violation of any federal or state law;
●	Code of Ethics violation; or
●	An act of wrongdoing such as, but not limited to, bribery, theft, falsifying documents, destroying/deleting documents or lying to regulators.

●	Such notification should be in writing and include documentation supporting the evidence of the violation.

●	In lieu of notifying the Chief Compliance Officer directly, notifications can be sent using the Global Compliance website (www.integrity-helpline.com/morn.jsp) or by calling 1-800-555- 8316.

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Although Supervised Persons are encouraged to report violations as outlined above, Dodd Frank does not include a requirement that violations be reported internally prior to reporting such violations to the SEC.

Supervised Persons are prohibited from intimidating or retaliating against a fellow employee who has reported to the Chief Compliance Officer or the SEC directly evidence of a material violation of applicable securities laws, Code of Ethics, or any other suspected wrongdoing that occurred or is about to occur.

●	The manager of the Supervised Person who reported the improper activities will monitor to ensure that the employee is not retaliated against due to his or her reporting of the improper activities.
●

Managers are responsible for periodically communicating to their direct reports the firm’s prohibition from intimidating or retaliating against an employee who alerted the Chief Compliance Officer or the SEC directly regarding potential violations.